Rosetta Resources to Respond to Calpine Corporation's Motion to Assume Oil and Gas Leases

HOUSTON, TX -- 06/30/2006 -- Rosetta Resources Inc. (NASDAQ: ROSE) On June 29, 2006, Calpine Corporation filed a motion in the United States Bankruptcy Court for the Southern District of New York, where its bankruptcy proceeding is pending. In the motion Calpine seeks the entry of an order authorizing Calpine to assume certain oil and gas leases Calpine has previously agreed to sell to Rosetta, to the extent the leases constitute "unexpired leases of non-residential real property" and were not fully transferred to Rosetta as a result of Calpine's filing for bankruptcy. Rosetta announced today that it will file a timely response to protect its legal position and interests. Rosetta has been advised by Calpine that the purpose of this motion is to meet a statutory deadline to avoid automatic forfeiture of the remaining property interests Calpine may have in such properties, if any. A hearing on the motion is set for July 12, 2006.

Calpine sold substantially all of its oil and gas assets to Rosetta in July 2005. Certain properties for which consents were required, but not received, prior to closing were retained by Calpine, and Rosetta retained the allocated portion of the value of those properties. Calpine's bankruptcy filing in December 2005 has delayed the transfer of the remaining non-consent oil and gas properties to Rosetta, including certain of the leases described in Calpine's motion. Of the monies withheld by Rosetta from the purchase price of Calpine's oil and gas assets, approximately $68 million will be conveyed to Calpine upon transfer of the roughly 27 non-consent oil and gas properties that appear in the schedule attached to Calpine's motion, which lists 135 oil and gas properties. Rosetta contends that, other than the expired leases or properties for which consents were not received, it has paid for and maintains an ownership interest in the majority of the remaining properties on the schedule. Rosetta has continuously operated the properties held under the oil and gas leases described in the motion. Because of the recency of the filing, Rosetta has not yet determined the allocated value of the properties listed in Calpine's motion, but is seeking to do so.

Rosetta disputes Calpine's contention that it may have an interest in any significant portion of these oil and gas properties and intends to file a timely response to Calpine's motion with the bankruptcy court to inform the court of its interest in these oil and gas leases and to preserve and protect its legal position with respect to its interests in and to these properties.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

For more information, please contact:

Michael J. Rosinski
Rosetta Resources
Houston/Corporate Office
713-335-4037
http://www.rosettaresources.com